Exhibit 10.75

Confidential Materials omitted and filed separately with the Securities and Exchange Commission.  Asterisks denote omissions.

AGREEMENT No. 41259

Moscow	August 30, 2005

Closed Joint Stock Company “TV DARIAL” (OGRN 1027739313205 issued on October 3, 2002), hereinafter referred to as the “TV Company”, represented by its General Director Ms. Vilma Martsulevichyute, acting pursuant to the Charter on one side, and

Limited Liability Company “Crossmedia” (OGRN 1027700192145), hereinafter referred to as the “Agency”) in the person of Mr. V.A. Kolesnichenko, acting on the basis of the Charter, on the other hand, hereinafter collectively referred to as the “Parties”, signed this Agreement as follows:

1.                                      DEFINITIONS

For the purposes of this Agreement, the definitions and expressions below have the following meanings:

“TV Channel Broadcasts” means TV DARIAL programming (a combination of audiovisual messages and materials (programs, broadcasts, television series and movies, announcements, advertising, etc.) publicly broadcast by the TV Company within the territory of the Russian Federation using television broadcasting facilities (television broadcasting license TV No. 7284 dated May 14, 2003, issued to the Principal by the Ministry of the Russian Federation for Print, Television, Radio and Mass Communication Media).

“Advertising” means the information on an individual, legal entity, products, ideas or undertakings (advertising information), designated for general public and intended to build or maintain awareness of such individuals, entities, products, ideas or undertakings.

“Commercial” means an audiovisual production containing advertising.

“TV Shop” means a promotional broadcast containing advertising of one of several advertised items (several products, etc.) and providing a contact phone number or other method of communication, by which consumers may order any of the products advertised in the program with a length in excess of 120 (One Hundred Twenty) seconds.

“TV Shop Commercial “means an advertising material, containing advertising of one or more of advertised items (several products, etc.) and providing a contact phone number or other method of communication, by which consumers may order any of the products advertised with a length of 45 to 120 seconds. Restrictions apply in respect of the placement of TV shop commercial(s) within the TV Channel broadcasts and the same may not placed in the interval between 7 p.m. and 1 a.m. (Moscow time).

“Television announcement” means a text having the substance of advertising, recorded on video for television broadcasting.  The Parties agree that television announcement may not be placed in the TV Channel broadcasts.

“Running line” means an advertisement placed by way of overlaying the advertising text on the non-advertising TV program.   The parties agree that running line may not be placed in the TV Channel broadcasts.

“Interactive projects (“Interactive elements”) means elements of programming that enable viewers to participate by making phone calls, sending sms or e-mail messages or otherwise.

“Sponsorship” means contribution by an individual or entity (Sponsor) of assets, intellectual property, services, work, etc. for the production of a television program or broadcasting of an entertainment event (concert, festival, other) to promote trade name, trademark, activity, product, or other direct or indirect business interest, etc. if his/its own or owned by other person as sponsorship advertising;

“Sponsorship Advertising” means the advertisement of the sponsor, its products, services, etc. disseminated by the TV Company in any forms.  The essential feature of such advertising is that it should be linked to any TV Company’s program (of non-advertising nature) and the event advertised by the TV Company (arranged by or with the participation of the TV Company).

“Cross-Promo Commercials” means advertising of mass media establishments (hereinafter referred to as “Media Counterparties”) under agreements of the TV Company for the placement of advertising of the Media Counterparty on the TV Channel, provided that the Media  Counterparty, in its turn, places promotion of the TV Channel pursuant to such agreements, the terms of which were previously agreed with the Agency. The Parties may (subject to prior agreement) treat any other similar advertising as Cross-Promo Commercials.

“National Advertising” means the advertising, which is mandatory for broadcasting in the TV broadcasts and is broadcast by the TV Company publicly within the Russian Federation using television broadcasting facilities.

“Regional Advertising” means the advertising, which is mandatory for broadcasting in the TV broadcast and is broadcast by the TV Company publicly exclusively within a certain region.

“Political Advertising” means a type of agitation in the form of audiovisual productions using the advertising media and methods, disseminated during the period of elections into the bodies of government and/or public administration at any level as well as having the features of agitation for or against the matters put for referendum or during the conduct of the same, disseminated during the period in which a referendum is decided to be held and is carried out as set out in the applicable laws and regulations.  In the context of this Agreement the Political Advertising is also deemed to include opinion polls during election campaigns, providing information to the electorate, advertising commercial activities of the political parties and candidates.

“Social Advertising” promotes public and national interests and charity objectives.

The social advertising may not make references to any specific business entities or entrepreneurs  makes (models, articles) of their products or makes (models, articles) of products resulting from the business activities of non-for-profit organizations;

“Advertising Services” means the broadcasting by the TV Company of the National Advertising (including paid Social Advertising and TV Shop Commercials) in the TV Channel broadcasts in the form of commercials and the placement of the Political Advertising. The term “advertising services” does not include sponsorship and regional advertising, free-of-charge social advertising, TV shops, cross-promo commercials and interactive projects.

“TV Company’s own promotion” means announcers of television programs as well as announcement of events organized and conducted by the TV Company and advertising of the TV Company’s own productions (which does not contain third party advertising), including video productions created by the TV Company itself.  The said definition shall not extend to advertising of legally independent entities established with the participation of the TV Company, as well as projects undertaken with the participation of any third party.

“Unauthorized advertising” means the National Advertising (including paid Social Advertising and TV Shop Commercials) placed in the TV Channel broadcasts by the TV Company directly without receiving a prior written consent of the Agency.  The said definition shall also apply to advertising placed inside the TV Company’s own promotion.

The term “unauthorized advertising” shall not include:

a)                                      breaker bumpers of TV Company opening and closing advertising blocks that do not contain the advertising of any third parties;

b)                                     TV Company’s own promotion;

“clients” means advertisers or any other third parties representing the advertisers pursuant to respective agreements as well as third parties authorized to enter into contracts for placement of political advertising during commencement and conduct of election campaigns.

“TV Company’s Actual Gross Advertising Revenue” comprises:

-                                            sales revenues, i.e. amounts charged for actually broadcast National Advertising and Political Advertising, net of value added tax, contracted with the clients by the Agency under this Agreement as well as contracted by the TV Company (or any persons authorized by it) before the date of this Agreement for placement after the date thereof, as well as contracted by the TV Company (or any persons authorized by it) with a written consent of the Agency.

-                                            non-sale income (penalties, fines and other non-sale income) and termination fee collected by the Agency under agreements with the clients entered into by the Agency pursuant to this Agreement.

2.                                      SCOPE OF THE AGREEMENT

2.1.                            This Agreement is deemed to be a combined type agreement as defined in article 421 of the Civil Code of the Russian Federation (hereinafter the “Civil Code”). The Parties specifically distinguish in this agreement the features of commission and engagement (in accordance with the terms of section 2.1.1. of the Agreement), contracted work and services provided for fee (in accordance with the terms of section 2.1.2. of the Agreement). The names of the Parties do not affect the substance of their relationship and are provided solely for convenience.

2.1.1                        In accordance with this Agreement the TV Company retains and the Agency agrees to enter for commission and commencing from the date of signing of this Agreement into transactions with the clients in its own name, but on behalf and on the account of the TV Company to sell the TV Company’s advertising to the clients commencing from January 1, 2008 in the manner set forth herein.

Subject to the terms of this Agreement the TV Company authorizes the Agency to enter for a fee into transactions with the clients on its behalf and account for the placement of political advertising, with the specific terms of the engagement, the amount and conditions for payment of the Agency’s compensation to be as agreed between the Parties in Appendix 5 hereto. Where the provisions of Appendix 5 conflict with or deviate from the provisions of this Agreement provisions of Appendix 5 shall control as between the Parties.

2.1.2                        In accordance with this Agreement the Agency agrees, commencing from January 1, 2006, to provide to the TV Company for a fee the services as set forth in the Schedule incorporated in Appendix 1 hereto.

2.2.                            In its turn the TV Company agrees to pay to the Agency the commission and the attorney’s fees for entering into the transactions (section 2.1.1 of the Agreement) and to pay for the services listed in section 2.1.2 of the Agreement in such amount and manner as provided under this Agreement.

2.3.                            The TV Company accepts the obligation to place the National and Political Advertising, provided by the Agency under the client agreements made (pursuant to the terms and conditions of this Agreement) across the entire broadcasting territory of the TV Channel.

If during the term of this Agreement the TV Company’s broadcasting area is expanded, the latter shall have an obligation to broadcast the National Advertising in all of the additional broadcasting areas.

2.4.                            The Agreement shall not be applicable to sponsorship and regional advertising, free-of-charge social advertising, as well as TV shop advertising.

3.                                      OBLIGATIONS OF THE PARTIES

3.1.                            The TV Company shall:

3.1.1.                     grant to the Agency an exclusive right to enter into agreements for sale of Advertising services. The TV Company shall not grant to third parties the right to enter on its behalf and account into transactions, for which the Agency is retained under this Agreement.

The TV Company may sell advertising on the TV Channel directly without involvement of the Agent subject only to a prior (10 business days before the commencement of the services) written consent of the Agency and on the terms agreed with the Agency.

A prior consent is not required for placement by the TV Company of advertising that is not an unauthorized advertising.

3.1.2.                     provide to the Agency in a timely manner such information as necessary for contracting with the clients.

3.1.3.                     have an obligation as may be requested by the Agency (for the latter to enter into agreements with the clients for placement of the National Advertising) to allocate upon the Agency’s request for placement in the TV Channel broadcasts within of up to 60% (Sixty Percent) of the advertising time such number of minutes as may be necessary for the Agency to perform its obligations. For calculating this time, the Parties shall use average duration of the TV Channel daily broadcasting, being 19 (Nineteen) hours (hereinafter the “total broadcasting time”) and total broadcasting time allocated for the placement of advertising, being equal to 20% (Twenty Percent) of the total broadcasting time.

The broadcasting time allocated for political advertising shall be as agreed between the parties in Attachment 5 to this Agreement.

3.1.4                        provide to the Agency in a timely manner its planned quarterly line-up and planned line-up for each following broadcasting month as soon as the same is approved.

3.1.5                        provide to the Agency within three days from the date of this Agreement preliminary programming schedule of the TV Channel for the 1st quarter of the year 2006. It shall subsequently provide to the Agency a preliminary programming schedule of the TV Channel for the current month no later than two months in advance of it taking effect.

The approved programming schedule of the TV Channel for each week shall be provided by the TV Company to the Agency at least 10 (Ten) calendar days before the commencement of the respective week.

3.1.6                        be authorized to modify the programming schedule subject to:

- prior notification to the Agency on modifications to the preliminary programming schedule of the TV Channel for the current month within two days from such modification being made;

- prior notification of the Agency on modification to the preliminary programming schedule of the TV Channel for the calendar week at least seven business days before the date on which such modifications are made.

The Agency waives a prior notice requirement solely in cases when such changes are made in an unexpected manner in connection with the events of national significance and changes of the time of sporting events, scheduled to be broadcast live on the TV Channel in those cases when the notifying the Agency on such changes was not possible due to objective reasons and subject to notification of the Agency on this in writing on the same day as the changes are made.

3.1.7                        assemble commercials into advertising blocks and ensure that the advertising is broadcast exactly in accordance with the procedure for acceptance and broadcasting of advertising on the TV Channel as designated in the advertising placement schedules provided by the Agency.

3.1.8                        issue to the Agency in a timely manner (within five days from receiving the request) ad run reports evidencing that the advertising was broadcast on the TV Channel.

3.1.19                  All requests/inquiries of the Agency to the TV Company (as to whether a controversial commercial can be placed in the TV Channel broadcasts, seeking the TV Company’s consent to the Agency taking certain actions, etc.) shall be reviewed by the TV Company within three business days after the receipt of the Agency’s request and the Agency should be replied to in writing within the same period of time (by fax or courier delivery). In the event the response is not received within the said period (silence of the TV Company) the Agency shall be entitled to proceed as follows:

•                  If the question in the request was such that it implied a straightforward “yes” or “no” answer, the Agency shall regard the silence of the TV Company as a “yes” answer.

•                  If the request was for the TV Company’s opinion with regard to a controversial issue the Agency shall regard the silence of the TV Company as the latter’s consent for the Agency to act at the Agency’s discretion.

The actions of the Agency taken in compliance with this section shall be deemed to have been taken in accordance with the terms of this Agreement without exceeding the authority and in the event any negative consequences arise as a result of such actions the Agency may not be held liable in any way.

The Agency’s requests and the TV Company’s responses thereto shall be in writing, shall be signed by the authorized representatives and shall be deemed received if contain respective notations (incoming references and receipt dates).

3.2.                            The AGENCY shall:

3.2.1                        enter into transactions with the clients for the placement of the Advertising (section 2.1.1 of the Agreement), being guided first and foremost by the interests of the TV Company and the terms and conditions of this Agreement:

a)                                      when entering into the client agreements the Agency shall seek to secure for the TV Company the best conditions available;

b)                                     The price of advertising services for a particular client agreement to be entered into shall be determined in accordance with the contractual pricing guidelines (set forth in Appendix 2).

The price of advertising in the client agreements of the Agency shall be fixed:

- in agreements with resident clients — in US dollar equivalent (with payment at the exchange rate published by the Central Bank of Russia as of the date the payment order is submitted to the bank) or in Russian Rubles;

- in agreements with non-resident clients - in US Dollars or US dollar equivalent (with payment at the exchange rate published by the Central Bank of Russia as of the date the payment order is submitted to the bank).

The TV Company’s Advertising services shall be subject to value added tax.

c)                                      The Agency shall carry all rights and obligations under agreements with the clients made pursuant to this commission engagement, even if the TV Company was named in the agreement and entered into direct arrangements with the clients.

d)                                     The Agency may enter into sub-broker agreements with other legal entities and/or individuals for the performance of this Agreement, always remaining responsible to the TV Company for the actions of such sub-broker.

e)                                      If any unexpected circumstances arise that prevent the performance of the advertising placement agreement, the Agency should promptly advise the TV Company of this.

f)                                        The Agency shall not be liable to the TV Company for the client’s failure to perform in a transaction entered into pursuant to provisions  of section 2.1.1 of this Agreement. If a client fails to perform in a transaction entered into with the Agency, the latter shall immediately advise the TV Company of this, collect the necessary evidence and upon the TV Company’s request to transfer to it all claims in respect of such transaction in compliance with the rules applicable to assignment of claims.

g)                                     have an obligation to include into the client agreements the following provision:

“The client shall be fully responsible for the content and design of the advertisements placed under this Advertising Agreement, for any violations of copyrights and neighboring rights in respect of the works and objects of neighboring rights being part of the advertisement.  Any financial claims, including from the authors and owners of the neighboring rights in respect of the advertisement, shall be settled by the client itself and at its cost”.

3.2.2                                                perform those works and services as set forth in section 2.1.2 of the Agreement and for that purpose is authorized to retain third parties always remaining responsible to the TV Company for their actions.

3.2.3                                                The commercials shall be delivered by the Agency with synchronized voiceover and time code on Betacam SP tapes (hereinafter referred to as the “Tapes”) no later than 3 calendar days to the first showing or by such other time as may be agreed between the Parties.

3.2.4                                                deliver to the TV Company the information received from the clients on the use of works of the Russian and foreign authors in the advertising.

3.2.5                                                be authorized to request from the TV Company confirmations that a controversial commercial can be placed in the TV Channel broadcasts, the TV Company’s consent to the Agency taking certain actions, etc.

3.2.6                                                deliver to the TV Company the reports on the performance of its commission engagement.

3.2.7                                                deliver upon request of the TV Company copies of the relevant certificate and/or relevant licenses. To the extent the advertised activity is subject to licensing or the advertised product is subject to mandatory certification, the Agency shall deliver commercials to the TV Company with the relevant notations. If the Agency has provided commercials to the TV Company without such notations, such commercials shall have to be replaced by the Agency as soon as possible.

4.                                      COMPENSATION AND FEES FOR OF THE AGENCY’S WORK/SERVICES

4.1.                            The Agency’s commission fee for entering into transactions (section 2.1.1 of the Agreement) shall be equal to 0.7% (seven tenths of one percent) of the actual gross revenues of the TV Company in the respective reporting period (including non-sale revenues received by the  Agency in the respective reporting period in transactions with the clients entered into by the Agency in implementation of this Agreement).

The Agency’s commission entitlement shall arise as from moment of the actual provision of the advertising services in the reporting period.

4.2.                            The fee for the Agency’s work/services listed in Appendix 1 to this Agreement shall be equal to 11.3% (eleven point three percent) of the actual gross revenues of the TV Company in the respective reporting period (including non-sale revenues received by the  Agency in the respective reporting period in transactions with the clients entered into by the Agency in implementation of this Agreement).

4.3.                            The Agency’s compensation under sections 4.1 and 4.2 shall be subject to value added tax calculated in accordance with the applicable law of the Russian Federation and the payment of the gross amount including VAT shall be made by the TV Company in accordance with the procedure set forth in sections 5.1 and 5.2 of this Agreement, respectively.

4.4.                            The reporting period under this Agreement shall be equal to one month.

4.5.                            The amount of the Agency’s compensation and the fees for the Agency’s work/services shall be calculated at the exchange rate, published by the Central Bank of Russia as of the last date of the month, in which respective advertising placement services were provided, if under section 3.2.1 (b) of the Agreement the TV Company’s fees for the services (both under agreements with resident and non-resident clients) is set in US Dollars equivalent.

5.                                      SETTLEMENT AND REPORTING PROCEDURES

5.1.                            When the Agency, acting as an intermediary (section 2.1.1 of the Agreement), enters into agreements:

5.1.1.                     payments in Rubles under such agreements shall be made to the Agency’s current account.

The Agency shall be obliged to transfer to the TV Company within three banking days the funds received under agreements, subject to sections 5.5, 5.4 and 5.3 of this Agreement.

The Parties agree that the said three day period shall be counted from the receipt by the Agency of the attachment to the bank statement evidencing the receipt of the funds to the current account of the Agency.

When the funds have been transferred the Agency shall deliver a payment order to the TV Company.

The Agency may (subject to the notification of the TV Company) to instruct the respective client to make the payment in Russian Rubles under the agreement of the Agency with it directly to the TV Company’s current account.

5.1.2                        US Dollar payments under such agreements shall be made to the Agency’s transit currency account. The Agency shall be obliged to transfer to the TV Company’s transit currency account no later than within three banking days the funds received from non-resident clients in full amount. The Agency shall deliver the client’s payment order to the TV Company.

5.2.                            Payments under the client agreements entered into by the TV Company directly shall be made directly to the TV Company’s respective bank accounts. The amount of payment shall include VAT in accordance with the applicable law of the Russian Federation.  Upon receipt of the funds the TV Company shall have an obligation to deliver a copy of the payment order to the Agency.

5.3                               The Agency shall have the right to transfer in Russian rubles to the clients those funds that are to be returned to the latter under the agreements concluded with them, including from the funds received on the Agency’s accounts from other clients for the benefit of the TV Company, but not yet remitted to the TV Company’s current account. In the event a full amount under the agreement or of the payment is to be returned, the funds shall be returned to the client in rubles and in the amount received. If returned in part, the amount in Rubles shall be determined pro rata to the respective amount under the agreement or of the payment.

5.4                               In cases when the earlier received US Dollars funds should be returned to the client according to the agreement with the latter:

- if such amount has been already transferred by the Agency to the TV Company, the TV Company shall transfer to the Agency’s transit hard currency account within ten days the amount to be returned to a non-resident client in US Dollars and the Agency shall then return the amount so received to the respective client. The said ten day period shall be counted from the receipt by the TV Company of the Agency’s letter demanding the return supported by the respective documents relating to the non-resident client;

- if such amount has not been transferred to the TV Company and is still held in the Agency’s transit hard currency account, the latter shall transfer to the client the respective amount to be returned in US Dollars.

5.5.                            Out of the amount of the Ruble funds received to the Agency’s current accounts for the benefit of the TV Company under the client agreements the Agency shall be entitled to retain the following amounts:

- 12% of the difference between the funds received in Russian rubles to the current accounts of the Agency and/or the TV Company and the funds returned by the Agency and/or the TV Company to the clients under the terms of the agreement with the latter; and

- 12% of the difference between the Ruble equivalent of US Dollar funds received to the transit hard currency account of the Agency for the benefit of the TV Company and/or hard currency account of the TV Company under agreements with the non-resident clients and the Ruble equivalent of US Dollar funds returned by the Agency and/or the TV Company in US Dollars to the non-resident clients under the terms of the agreements with them. The Ruble equivalent of US Dollars funds shall be calculated at the exchange rate, published by the Russian Central Bank as of the date the funds were received in the hard currency transit account of the Agency and/or hard currency account of the TV Company from a non-resident client.

These retentions shall be designated as payments towards the Agency’s commission and work/services fee as set forth in sections 4.1 and 4.2 of this Agreement.

5.6.                            The settlements between the Parties shall be made on a daily basis as long as payments are received from the clients.  The Agency shall be entitled to withhold the amounts towards payment of the Agency’s compensation and fees for work/services on a daily basis. All payments as between the Parties shall include value added tax. The date of payment as between the Parties hereunder shall be the date, on which the funds are withdrawn from the payer’s account as evidenced by a bank statement.

5.7.                            If any amount is outstanding from the TV Company to the Agency as shown by a respective Reconciliation Statement, the TV Company shall be required to settle such outstanding amount by the 20th (Twentieth) day of the month following the end of the reporting one and to deliver a copy of the payment order as a proof of payment.

In the event no payment is received by the Agency in its account towards the settlement of the TV Company’s indebtedness the Agency shall be entitled to an offset (withholding the amount due out of the amounts of the new payments received from the clients for the benefit of the TV Company to the Agency’s current account) to be reflected in the respective Reconciliation Statement.

6.                                      REPORTING PROCEDURES

6.1.                            Upon transferring the funds the Agency shall deliver to the TV Company together with a copy of the payment instructions (as required under sub-sections 5.1.1 and 5.1.2 hereof) the Agency’s report with a detailed break-down of the amount paid.

The Agency’s report shall specify:

a)                                      the amount of the payments received to the Agency’s account under concluded agreements, including value added tax in accordance with the applicable law of the Russian Federation;

b)                                     amount retained in the Agency’s account as the Agency’s commission and fees for work/services, including value added tax in accordance with the applicable law of the Russian Federation;

To the extent the TV Company has any objections with respect to the submitted report it shall within 10 (Ten) calendar days from receipt thereof deliver to the Agency its objections in writing.  If no objections are raised within such period, the report shall be deemed accepted and the engagement performed.

6.2.                            After the end of the reporting month (by fifteenth day of the month following after the end of the month following the reporting one), the Parties shall execute a two-way statement, which shall set forth:

1.                                       actual gross revenue of the TV Company in the reporting month, i.e.

-                                            the amount of sale revenues generated by advertising placement transactions entered into by the Agency;

-                                            the amount of sale revenues generated by advertising placement transactions entered into directly by the TV Company upon consent of the Agency;

-                                            the amount of non-sale income (penalties, fines and other non-sale income) collected by the Agency during the reporting month in respect of the advertising placements contracted by the Agency only;

2.                                       the amount of receipts in the reporting month under the agreements entered into by the Agency, including as payments for the advertising services, as well as penalties, fines, etc.;

3.                                       the amount of the compensation due to the Agency for the reporting month;

4.                                       the amount of fees for the Agency’s work/services provided to the TV Company (under section 4/2 of the Agreement) in the reporting month;

5.                                       the amount of funds received by the Agency as compensation;

6.                                       the amount of funds received by the Agency as fees for the Agency’s work/services;

The statement may contain any other details, which the Parties shall deem appropriate to include.

6.3.                            The Agency shall deliver together with the statement invoices for amounts billed as commission and as fees for the work/services of the Agency. As part of the engagement (under Appendix 5) the TV Company shall issue invoices to the clients for the placed Political Advertising.

6.4.                            The statement so submitted shall be approved by the TV Company within five business days or within this period of time objections to the statement should be delivered explaining the reasons for the same.  If substantiated objections have been raised by the TV Company the Parties shall execute a statement detailing steps to be taken to address the objections.

If no response is given by the TV Company within such period of time with respect to the statement so submitted, such statement shall be deemed accepted.

7.                                      LIABILITY OF PARTIES AND RELEASES

7.1.                            In the event of non-performance or the improper performance by a Party of its obligations hereunder, such Party shall be liable for damages to the other Party resulting from such non-performance or improper performance.

7.2.                            If any payments hereunder are delayed, the Party not receiving the funds shall be entitled to claim a penalty of 0.1% (one tenth of a percent) on the outstanding amount for each day of delay.

7.3.                            In the event the TV Company failed to perform properly its advertising placement obligations (failed to broadcast advertising on the TV Channel or shifted the broadcast in time, failed to observe the sequence of ad broadcasting, broadcasted the advertising with poor quality, i.e. without voiceover, with interferences, wrong timing, ad content or version, etc.) the TV Company shall upon demand of the Agency:

a)                                      perform the obligations specifically -  the TV Company shall have an obligation to place the missed and/or improperly broadcast National Advertising in the same volume without additional charge or to return the respective portion of the received advance;

b)                                     compensate damages to the extent of non-performed obligations - the TV Company shall accept additional placement of the client’s advertising in the volume that in any event may not be greater than the volume of the missed and/or improperly broadcast advertising

The Parties agree that the liability provided under the first paragraph of this section shall not apply, if the non-performance resulted from an urgent change in the line-up caused by the circumstanced detailed in section 3.2.1 hereof.

7.4.                            In the event any Unauthorized Advertising has been run in the TV Channel broadcasts the TV Company shall pay to the Agent a penalty equal to the Ruble equivalent (at the exchange rate of the Russian Central Bank as of the date of payment) of 10,000 (Ten Thousand/100) US Dollars for each unauthorized advertising broadcast (with the length of 30 seconds) provided the Agency delivers a claim to the obligor by registered mail. If the Agency does not claim penalty, it shall not be payable.

7.5                               The TV Company shall not be liable for a failure to broadcast advertising in the TV Channel broadcasts through the Agency’s fault and the Agency agrees to settle independently any and all claims raised by the clients in such cases.

7.6.                            All payments in respect of the penalties or damages under this Agreement shall be made in Russian Rubles at the rate of the Central Bank of the Russian Federation published as of the date of payment,  subject to the claim being submitted by the party claiming penalties to be delivered by registered mail.

7.7.                            The Parties shall be relieved of the liability for non-performance or improper performance of the obligations under this Agreement, if such non-performance or improper performance was caused by the conditions of force-majeure, i.e. circumstances of extraordinary nature unavoidable in a particular situation, such as natural calamities, fires, military hostilities, revolutions, strikes, legislative changes, enactment of mandatory regulations, unscheduled broadcast addresses of the government officials (the President of the Russian Federation, the Chairman of the Government of the Russian Federation, the State Duma Speaker) and other circumstances beyond the control of the Parties.

7.7.1.                     The Party for which it became impossible to perform the obligations under this Agreement shall be obliged to notify the other Party immediately on occurrence and cessation of the circumstances specified above as soon as possible, but not later than within five business days.  In this case representatives of the Parties should consult with each other as soon as possible and agree on the measures to be taken by the Parties.

The occurrence of such circumstances and their duration should be confirmed by the documents which have been issued by the respective authorities or entities.

7.7.2.                     Absence of notice or untimely notice regarding the occurrence of such circumstances shall deprive of the right to refer to any of these circumstances as relieving the Party failing to give notice or giving untimely notice from the liability for the failure to perform the obligations in a timely manner.

7.7.3.                     In case if advertising has not been broadcast due to the occurrence of the above circumstances, the TV Company shall, subject to the Agency’s consent, place the remaining advertising during similar time and in similar programs, and if such placement is not possible, return to the Agency (or to the respective client, if instructed in the Agency’s letter)  the amounts earlier paid for the advertising not broadcast.

8.                                      DISPUTE RESOLUTION

8.1                               All disputes and controversies arising out of or relating to this Agreement shall be resolved through negotiations between the Parties.

8.2                               If the Parties fail to reach agreement, the dispute shall be submitted for resolution to the Arbitration Court of Moscow.

9.                                      MISCELLANEOUS

9.1.                            All statements, amendments and supplements to this Agreement shall be valid only if the same are made in writing and signed by the authorized representatives of the Parties.

9.2.                            All supplements and appendices to this Agreement shall constitute an integral part thereof.

9.3.                            As from the date of this Agreement all prior agreements and correspondence on the matters dealt with in this Agreement shall no longer have effect.

9.4.                            The unilateral refusal to perform the obligations or unilateral modification of the terms of this Agreement shall not be permitted, except as set forth herein.

9.5.                            All terms of this Agreement shall be confidential.

Each of the Parties shall make every effort necessary to ensure that no third party reviews this Agreement without consent of the other Party.

If demanded by the competent governmental agencies (law enforcement, tax, etc.) a Party may allow them to review this Agreement without first obtaining the consent of, but always giving a notice to the other Party.

If the requirements set forth in this section are not complied with by either Party, the other Party shall be held liable for damages incurred by the first Party.

9.6.                            The headings of the clauses in this Agreement shall be used for convenience of reference only and shall not be construed as either limiting or broadening the meaning of the provisions of this Agreement.

9.7.                            The Parties shall immediately give to each other a written notice in case of any change in their corporate form, addresses, bank or other essential details.

9.8.                            The Parties shall deliver all notices and requests on the operational issues to each other to the agreed addresses, fax and telephone numbers by courier services with a copy by fax. Any such notice/request shall be deemed delivered:

- in case of delivery by courier — on the day of delivery, if occurring between 10 a.m. and 6 p.m. Moscow time;

- in case of delivery by fax - on the day of transmission, if occurring between 10 a.m. and 6 p.m. Moscow time.

10.                               TERM OF THE AGREEMENT

10.1.                     This Agreement shall come into effect upon signing and shall be valid through 6 a.m., Moscow time, on January 1, 2010 (inclusive of all television programs during the New Year night).

10.2.                     This Agreement can be terminated at any time before expiry in following cases:

10.2.1                  upon a notice by either Party at least 90 (Ninety) days prior to the date of termination.  Such termination notice shall be given by a registered mail with acknowledgement of receipt. The terminating Party shall then be required to pay to the other Party within seven days from the Agreement termination date a termination fee equal to:

- if by the date of termination this Agreement has been effect for less than 12 months — an average monthly amount due under this Agreement (commission plus fee for the Agency’s services) calculated for the duration of this Agreement, multiplied by 12 (twelve);

- if by the date of termination this Agreement has been effect for 12 months or longer — an average monthly amount due under this Agreement (commission plus fee for the Agency’s services) calculated for the twelve calendar months immediately preceding the month, in which early termination takes place, multiplied by 12 (twelve).

The Parties agree that if the Agency falls short of the performance target (sale of the national Advertising) by more than 30% while the TV Company meets its gross rating points target, the

TV Company may terminate this  Agreement unilaterally without the payment of a termination fee by giving a prior notice to the Agency. The Agency’s rights to sell the TV Company’s advertising in the TV Channel broadcasts shall cease to be exclusive as of the date such termination notice is given.

The Parties agree that if the TV Company falls short of its gross rating points target by more than 30% the Agency may terminate this Agreement unilaterally without the payment of a termination fee. The Agency’s rights to sell the TV Company’s advertising in the TV Channel broadcasts shall cease to be exclusive as of the date such termination notice is given.

The performance targets for the National Advertising sales and gross rating points shall be as set forth in Appendix 3 to this Agreement.

The said performance targets shall be subject to adjustment by the Parties for each following calendar year to accommodate the changes in the TV Channel advertising potential and television advertising market.

The new performance targets shall be agreed upon for each following calendar year no later November 30 of the preceding year. In negotiations the Parties shall make reference to the DTV Advertising Budget Forecast Through the Year 2010 attached in Appendix 4.

10.3.                     If as of the Agreement termination date the placement of the advertising under any of the agreements entered into by the Agency pursuant to this Agreement has not been complete and/or the service commenced has not been performed, the obligations of the Parties shall terminate from the date such advertising was placed or service was performed as well as after completion of settlements and payment of all penalties due under the terms of this Agreement.

10.4.                     Reorganization, change of corporate form, shareholders and/or members of the management (sole and/or collective) of the Parties shall not entitle to termination and/or modification of the conditions set forth in this Agreement.

11.                               CLOSING PROVISIONS

11.1                           This Agreement is made and executed in two equally binding counterparts with one for each Party.

12.                               REGISTERED / BUSINESS  ADDRESSES AND BANK DETAILS

AND SIGNATURES OF PARTIES:

Agency:	TV Company:

Joint Stock Company Crossmedia

Registered address: 25 Akademika

Pavlova street, Moscow, 121359

Mailing Address: 25 Akademika Pavlova street, Moscow, 121359

[**],

[**]

[**]

Current Acc. [**]

SBERBANK RF, Moscow,

Corresp. Acc. [**],

[**]

Beneficiary: “Crossmedia”

(25 Akademika Pavlova street, Moscow, 121359)

[**]

Beneficiary acc.: [**]

Beneficiary bank: SBERBANK, OPERATION

DEPARTMENT Moscow

(Vavilova Str. 19, Moscow 117997, Russia)

SWIFT code: [**]

Intermediary bank: The Bank of New

York (New York, USA)

Acc.: [**]

SWIFT: [**]

Closed Joint-Stock Company “TV Darial”

16 Dokukina Str., building 1, 129226, Moscow,

Russian Federation

Legal Address: 4 Akademika Koroleva St., building 4 129515, Moscow, Russian Federation

[**]

[**]

[**]

Current Acc.: [**] in

Raiffeisen Bank Austria, Moscow

Corresp. Acc.: [**]

[**]

[SEAL]	[SEAL]